                                                   Registration No.  333-[___]

As filed with the Securities and Exchange Commission on _______, 1998
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                           FIRST ALBANY COMPANIES INC.
               (Exact name of issuer as specified in its charter)

         New York                                           22-2655804
     (State or Other                                     (I.R.S. Employer
     Jurisdiction of                                    Identification No.)
      Incorporation)

                              30 South Pearl Street
                             Albany, New York 12207
                    (Address of principal executive offices)


                          FIRST ALBANY COMPANIES INC.
                  EXECUTIVE OFFICERS DEFERRED COMPENSATION PLAN

                                       AND

                           FIRST ALBANY COMPANIES INC.
                INVESTMENT EXECUTIVES DEFERRED COMPENSATION PLAN
                              (Full title of Plan)

                              Stephen P. Wink, Esq.
                          Secretary and General Counsel
                           First Albany Companies Inc.
                              30 South Pearl Street
                             Albany, New York 12207

                                 (518) 447-8500

            (Name, address and telephone number of agent for service)

                           --------------------------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
Title of Securities to                     Proposed Maximum      Proposed Maximum     Amount of
be Registered(1)          Amount to        Offering Price Per    Aggregate Offering   Registration Fee
                          be Registered    Share                 Price(2)
------------------------------------------------------------------------------------------------------
Deferred Compensation
Obligations...........        $700,000.00      100%                  $700,000.00              $206.50
======================================================================================================

1. The Deferred Compensation Obligations are unsecured obligations of First Albany Companies Inc. to pay deferred compensation in the future in accordance with the terms of the First Albany Companies Inc. Executive Officers Deferred Compensation Plan and First Albany Companies Inc. Investment Executives Deferred Compensation Plan.

2.    Estimated solely for purposes of determining the registration fee.

                                     PART I

      A prospectus setting forth the information required by Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1)(i).

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents which have heretofore been filed by First Albany Companies Inc. (the "Company") (File No. 0-14140) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

            1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

            2. The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 27, 1997, June 27, 1997 and September 26, 1997.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

      Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

      The securities being registered under this registration statement consist of obligations (the "Obligations") of the Company to pay compensation deferred by eligible employees under the terms of the First Albany Companies Inc. Executive Officers Deferred Compensation Plan and the First Albany Companies Inc. Investment Executives Deferred Compensation Plan


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(collectively, the "Plans"). Although each of the Plans cover a different class of employees of the Company, the terms of the Plan documents are substantially similar. Subject to the provisions of the Plans, an eligible employee (a "Participant") may enter into an agreement with the Company providing for the deferral of the payment of a specified portion or amount of compensation payable by the Company to the Participant. A Participant's deferrals are credited to a record keeping account maintained by the Company in the name of the Participant. The Company may, at its discretion, credit the account of a Participant with Company matching contributions in such amounts and at such times as may be determined by the Company. Each Participant account will be periodically adjusted to reflect the investment experience of one or more investment benchmarks designated under the Plans and selected by the Participant. A Participant will become vested in the amount of any earnings credited to his or her account, and the amount of any Company matching contributions, in accordance with the applicable vesting schedule established by the Company for such purposes. The vested balance credited to a Participant account will be paid upon the earliest of (i) a pre-retirement distribution date designated by the Participant in accordance with the applicable Plan, (ii) termination of the Participant's employment, or (iii) the Participant's retirement, disability or death. Payment of such vested balance may be made in a lump sum or in up to 180 monthly installments, depending on the applicable terms of the Plan and the Participant's payment election. The Company reserves the right to accelerate the payment of any Participant's vested balance in the event of a termination of the Plan. In addition, the Company may delay the payment of a Participant's vested amounts under certain circumstances, such as when the Participant has allocated such amounts to a restricted investment benchmark offered under the Plan or when the payment of such amounts would exceed certain limitations imposed by tax law. A Participant's rights to and under the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered, except by way of transfer to the employee's beneficiary or estate upon the Participant's death, pursuant to the terms of the Plan.

      The Obligations are unsecured general obligations of the Company which rank pari passu with other unsecured and unsubordinated indebtedness of the Company that may be outstanding from time to time. No sinking fund has or will be established with respect to the Obligations. The Obligations are not subject to redemption, in whole or in part, prior to the payment dates applicable under the Plans and the Obligations are not convertible into another security of the Company. The Company reserves the right to amend or terminate the Plans at any time, except that no such amendment or termination shall adversely affect the rights of Participants with respect to amounts deferred prior to such amendment or termination. In the event a Plan is terminated, the Company may decide, in its sole discretion, to either pay the Obligations as they come due in accordance with the Participants' initial elections or accelerate the payment of the Obligations.

      Except as stated above, the Obligations do not enjoy the benefit of any affirmative or negative pledges or covenants by the Company. The Company may establish a grantor trust to fund the payment of the Obligations, but the Company retains discretion to determine whether such a trust will be established and, if so, the amount and timing of any contributions to the trust. The assets of the trust will remain subject to the claims of the Company's creditors. The trustee of the trust will be required to administer the trust in accordance with its terms, but the trustee's obligations and authority are limited to the amounts which may be held in the trust from time to time and the trustee may be subject to the direction of the Company with respect to the payment Obligations. Accordingly, the trustee of the trust does not have any independent obligation or authority to act on behalf of any Participant or Beneficiary and each Participant and Beneficiary will be responsible for acting on his or her own behalf with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments, enforcing covenants and taking action upon default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      The legality of the Obligations offered pursuant to this registration statement has been passed upon for the Company by Stephen P. Wink, Secretary and General Counsel of the Company, 30 South Pearl Street, Albany, New York 12207. Mr. Wink is an officer of the Company, is eligible to participate in the Plan and is a holder of shares (and options to purchase shares) of common stock of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article 6.07 of the Company's By-Laws permits the indemnification of officers and directors under certain circumstances to the full extent that such indemnification may be permitted by law.

      Such rights of indemnification are in addition to, and not in limitation of, any rights of indemnification under the Business Corporation Law of the State of New York (Sections 721 through 727), which provides for indemnification by a corporation of its officers and directors under circumstances as stated in the Business Corporation Law and subject to specified limitations set forth in the Business Corporation Law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  EXHIBITS.

      See Exhibit Index attached.

ITEM 9.  UNDERTAKINGS.

      The Company hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (b) That, for the purpose of determining any liability under the 1933 Act, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and


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
      (d) That, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, and the State of New York, on the 6th day of January, 1998.

                                          FIRST ALBANY COMPANIES INC.

                                          By: /s/ George C. McNamee
                                              -------------------------------
                                              George C. McNamee,
                                              Chairman of the Board

                                POWER OF ATTORNEY

            Know all men by these presents, that each officer or director of First Albany Companies Inc. whose signature appears below constitutes and appoints George C. McNamee and Alan P. Goldberg, and each of them singly, his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-8 to be filed pursuant to the Securities Act of 1933 in connection with the registration of up to $700,000.00 principle amount of Obligations, and any or all amendments, including pre- and post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done. Each of said attorneys-in-fact shall have power to act hereunder with or without the other.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                      Title                              Date
---------                      -----                              ----
/s/ George C. McNamee          Director, Chairman and             January 14, 1997
-----------------------        Co-Chief Executive Officer
    George C. McNamee          (Principal Executive Officer)

/s/ Alan P. Goldberg           Director, President and            January 14, 1997
-----------------------        Co-Chief Executive Officer
    Alan P. Goldberg

/s/ Timothy R. Welles          Vice President and Chief           January 5, 1998
-----------------------        Financial Officer (Principal
    Timothy R. Welles          Financial and Accounting Officer)

                               Director
-----------------------
    J. Anthony Boeckh

/s/ Walter Fiederowicz         Director                           January 14, 1997
-----------------------
    Walter Fiederowicz

/s/ Hugh A. Johnson            Director and Senior Vice           January 14, 1997
-----------------------        President
    Hugh A. Johnson

                               Director
-----------------------
    Daniel V. McNamee, III

/s/ Carles L. Schwager         Director                           January 14, 1997
-----------------------
    Charles L. Schwager

/s/ Benaree P. Wiley           Director                           January 14, 1997
-----------------------
    Benaree P. Wiley

                               Director
-----------------------
    Peter Barton


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
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------


                                    EXHIBITS

                                   FILED WITH

                             REGISTRATION STATEMENT

                                       ON

                                    FORM S-8

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                ----------------

                 FIRST ALBANY COMPANIES INC. EXECUTIVE OFFICERS
                           DEFERRED COMPENSATION PLAN

                                       AND

                FIRST ALBANY COMPANIES INC. INVESTMENT EXECUTIVES
                           DEFERRED COMPENSATION PLAN

                            (Full title of the plan)

                           FIRST ALBANY COMPANIES INC.
               (Exact name of issuer as specified in its charter)

                           First Albany Companies Inc.

                                 --------------

                                  Exhibit Index

Exhibit
Number            Description
------            -----------
 4(a)      -      First Albany Companies Inc. Executive Officers Deferred
                  Compensation Plan.

 4(b)      -      First Albany Companies Inc. Investment Executives
                  Deferred Compensation Plan.

 5(a)      -      Opinion of the Company's General Counsel as to the legality of securities offered under the Plans.

 23(a)     -      Consent of Coopers & Lybrand L.L.P., independent
                  accountants.

 23(b)     -      Consent of Counsel (contained in the Opinion of the
                  Company's General Counsel, Exhibit 5(a) hereto).

 24(b)     -      Power of Attorney (set forth on the signature page
                  hereof).